Exhibit 1.1

AMERICAN SPECTRUM REALTY, INC.

7700 Irvine Center Drive, Suite 555

Irvine, California 92618

Dear Stockholder:

It is with pride and a sense of accomplishment that we report on the achievements of American Spectrum Realty, Inc. in 2002, our first full year as a public company. It was an eventful year, which we believe has laid the groundwork for our continued success in 2003 and beyond.

The weighted average occupancy of the Company’s properties was 81% at year-end 2002, and our property portfolio was in excess of 3,658,000 square feet. In addition to our operational achievements, we settled a major litigation and established a blueprint for growth to expedite our path to profitability.

Our initiatives for growth in 2003 and beyond include aggressively replacing shopping center and apartment properties with higher margin commercial multi-tenant office and industrial properties. Equally important to reach our growth objectives, we are streamlining our geographic focus to Texas, Arizona and California, our dominant and core strength geographic locations. We have already begun to assertively market and sell our non-core property types and all properties in our non-core regions. We strongly believe that our focus in our markets of expertise will position American Spectrum for improved operating results and long-term success. Moreover, we continue to explore synergistic acquisition opportunities to expand our market presence in our core markets.

We believe that our strategy defines the Company’s future growth. Looking ahead, we are optimistic about building on the momentum established in 2002. We look forward to being able to resume paying dividends as the economy improves and we are able to dispose of non-core properties. I would like to thank our dedicated team of employees who diligently service our clients and remain committed to delivering superior results to our stockholders. I would also like to thank our fellow stockholders for their continued support as we race toward profitability.

Sincerely,

/s/ William J. Carden
William J. Carden
Chairman, CEO & President

Certain statements in this letter are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially.  These risks and uncertainties are disclosed in the Company’s filings with the Securities and Exchange Commission.